Exhibit 10.1

WILLIAMS–SONOMA, INC. 2001 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR GRANTS TO EMPLOYEES (“AGREEMENT”)

Name:	Employee ID:

Grant Date:	Grant Number:

Number of RSUs:	Grant Date FMV:

1. Award. Williams-Sonoma, Inc. (the “Company”), has awarded you the number of Restricted Stock Units indicated above (“Award”). Each Restricted Stock Unit entitles you to receive one share of Common Stock of the Company upon the terms and subject to the conditions set forth in the Company’s 2001 Long-Term Incentive Plan (the “Plan”) and this Award. Prior to the distribution of any shares, this Award represents an unsecured obligation, payable only from the general assets of the Company.

Except as specified herein, shares of Common Stock will be issued to you or, in case of your death, your beneficiary designated in accordance with the procedures specified by the Administrator on or shortly following the Vesting Date. If at the time of your death, there is not an effective beneficiary designation on file or you are not survived by your designated beneficiary, the shares will be issued to the legal representative of your estate or other beneficiary as determined under applicable law.

2. Vesting. Subject to any acceleration provisions contained in the Plan or this Agreement, the Restricted Stock Units subject to this Award will vest as follows: [INSERT VESTING TERMS, INCLUDING ANY PERFORMANCE CONDITIONS.]

Subject to the provisions of Sections 6, 13 and 14, shares of Common Stock will be issued in payment of the Award as soon as practicable upon or after each Vesting Date (but in each such case no later than sixty (60) days following the Vesting Date), net of shares of Common Stock withheld by the Company to satisfy the minimum statutorily required federal, state, foreign and local tax withholding obligations, as provided in Section 10. You will have no right to receive shares under this Award unless and until the Restricted Stock Units vest.

3. Termination Of Employment.

(a) If you cease to be employed due to your death or Disability (as defined below), then as of the first business day of the month following the date of termination of your employment, you will vest in the number of unvested Restricted Stock Units equal to the Pro Rata Number (as defined below). In such event, the Pro Rata Number of shares underlying the remaining Restricted Stock Units shall be delivered as of the first business day of the month following the date of termination of your employment, subject to the provisions of Sections 6, 13 and 14 below. The “Pro Rata Number” is defined as:

25% of the number of Restricted Stock Units subject to this Award multiplied by a fraction, the numerator of which is the number of full calendar months you continued employment with the Company from the most recently completed Vesting Date (or from the Grant Date for ceases of employment within twelve months of the Grant Date) through and including your termination date, and the denominator of which is 12. [NOTE: ADJUST AS NECESSARY FOR ALTERNATIVE VESTING SCHEDULES.]

“Disability” is defined as any one or more of the following: (i) your being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months; (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s accident and health plan covering the Company’s employees; or (iii) you have been determined to be totally disabled by the Social Security Administration.

(b) If you cease to be employed due to your Retirement (as defined below), then as of the first business day of the month following the date of termination of your employment, you will become immediately vested in any Restricted Stock Units that have not previously vested. In such event, all shares underlying any remaining Restricted Stock Units shall be delivered as of the first business day of the month following the date of termination of your employment, subject to the provisions of Sections 6, 13 and 14 below.

“Retirement” is defined as your termination of employment for a reason other than Disability or death subsequent to your having attained age 70 and having been employed by the Company or one of its affiliate for at least 15 years. Notwithstanding the preceding sentence, a termination will not be considered a Retirement if you are terminated for “Cause” by the Company or one of its affiliates. For this purpose, “Cause” shall be defined as (i) embezzlement, theft or misappropriation by you of any property of any of the Company or its affiliates; (ii) your breach of any fiduciary duty to the Company or its affiliates; (iii) your failure or refusal to comply with laws or regulations applicable to the Company or its affiliates and their businesses or the policies of the Company and its affiliates governing the conduct of its employees or directors; (iv) your gross incompetence in the performance of your job duties; (v) commission by you of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vi) your failure to perform duties consistent with a commercially reasonable standard of care; (vii) your failure or refusal to perform your job duties or to perform specific directives of your supervisor or designee, or the senior officers or Board of Directors of the Company; or (viii) any gross negligence or willful misconduct by you resulting in loss to the Company or its affiliates, or damage to the reputation of the Company or its affiliates.

(c) If you cease to be employed other than due to a termination described in (a) or (b) above, and except as provided otherwise in a Company plan or individual agreement covering you, all then unvested Restricted Stock Units (including dividend equivalents, if any) awarded hereby shall immediately terminate without notice to you and shall be forfeited. For the purposes of this Agreement, termination of employment shall be considered to be the last day of your active service for the Company and its affiliates and such termination of employment date shall not be extended by any notice of termination period (or garden leave) required under applicable local law.

4. No Employment Agreement. Neither the Award nor the delivery to you of this Agreement or any other document relating to the Restricted Stock Units will confer on you the right to continued employment with or other service to the Company or any Parent or Subsidiary. You agree that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued employment or service for the vesting period, for any period, or at all, and will not interfere in any way with your right or the right of the Company (or the Parent or Subsidiary employing or retaining you) to terminate your employment or other service relationship at any time, with or without cause or notice provided compliant with applicable local law.

5. [OPTIONAL (ADJUST SECTION REFERENCES IF DELETED]: Dividend Equivalents. During the period beginning on the Grant Date as indicated above and ending on the date that the Restricted Stock Unit is settled or terminates, whichever occurs first, you will accrue cash payments based on the cash dividend that would have been paid on the Restricted Stock Unit had the Restricted Stock Unit been an issued and outstanding share of Common Stock on the record date for the dividend. Such accrued dividends will vest and become payable upon the same terms and at the same time as the Restricted Stock Units to which they relate, including any delay in payment to which the related Restricted Stock Units may be subject pursuant to Sections 6 and 13 and will be paid in cash. Dividend equivalent payments will be net of federal, state, foreign and local withholding taxes to the extent such withholding is required.

6. Deferral. If permitted by the Administrator, the issuance of the Common Stock issuable with respect to this Award may be deferred upon such terms and conditions as determined by the Administrator, subject to the Administrator’s determination that any such right of deferral or any term thereof complies with applicable laws or regulations in effect from time to time. If you are located outside the U.S., you will not be permitted to elect to defer the settlement of your Restricted Stock Units.

7. Nontransferable. You may not sell, assign, pledge, encumber or otherwise transfer any interest in the Restricted Stock Units or the right to receive dividend equivalents thereon.

8. Other Restrictions. The issuance of Common Stock under this Award is subject to compliance by the Company and you with all applicable legal requirements applicable thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. The Company may delay the issuance of shares of Common Stock under this Award to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933.

9. Additional Provisions. This Award is subject to the provisions of the Plan. Capitalized terms not defined in this Award are used as defined in the Plan. If the Plan and this Award are inconsistent, the provisions of the Plan will govern, except as specifically provided herein. Interpretations of the Plan and this Award by the Committee are binding on you and the Company.

10. Tax Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, your employer, the ultimate liability for any or all income tax, social insurance contributions, payroll tax or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award and (2) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

You agree that the Company may satisfy such withholding by any or a combination of the following methods: (i) by requiring you to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to you; (iii) by the Company withholding a number of shares issuable in respect of the Award having a fair market value equal to the amount of Tax-Related Items that the Company determines it or your employer is required to withhold; and/or (iv) arranging for the Company’s designated broker (if any, or any broker acceptable to the Company) to sell shares having a fair market value equal to the amount of Tax-Related Items that the Company determines it is required to withhold (and, in the case of using the Company’s designated broker, you authorize such sale by accepting the terms of this Award). If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, you are deemed to have been issued the full number of shares subject to the vested Award, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items.

If the Tax-Related Items are not satisfied for any reason or if you otherwise fail to comply with your obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the shares pursuant to this Award.

11. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Stock Plan Administrator, at 3250 Van Ness Avenue, San Francisco, CA 94109 USA, or at such other address as the Company may hereafter designate in writing.

12. Non-accrual of Rights. In accepting your Award, you acknowledge that:

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the Plan is established voluntarily by the Company; it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

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the grant of your Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted in the past;

•	all decisions with respect to future Awards under the Plan, if any, will be at the sole discretion of the Company;

•	you are voluntarily participating in the Plan;

•	the Award and the shares of Common Stock subject to the Award are not intended to replace any pension rights or compensation;

•

the Award and the shares of Common Stock subject to the Award, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

•	the future value of the shares of Common Stock subject to your Award is unknown, indeterminable and cannot be predicted with certainty;

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no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any such claim against the Company or any Subsidiary, waive your ability, if any, to bring any such claim, and release the Company and all Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

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unless otherwise provided in the Plan or determined by the Company in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

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you acknowledge and agree that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award, the payment of dividend equivalents or the subsequent sale of any shares of Common Stock acquired upon settlement.

13. 409A Settlement Provisions. Please note Sections 13 and 14 are applicable only to U.S. taxpayers. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with your Retirement or other termination of employment (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such termination and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination of employment, then the payment of such accelerated Restricted Stock Units otherwise payable to you during such six (6) month period will accrue and will be paid to you on the date six (6) months and one (1) day following the date of your termination of employment, unless you die following your termination of employment, in which case, the Restricted Stock Units will be paid in shares of Common Stock to your estate as soon as practicable following your death. It is the intent of this Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

14. Transactions.

(a) Section 409A Change of Control. In the event of a Transaction that qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A (each, a “409A Change of Control”):

(i) Following Share Deferral. If you have elected to defer receipt of your shares of Common Stock such that this Award is subject to Section 409A:

(x) Vested Deferred Shares. With respect to the then-vested but deferred shares of Common Stock subject to this Award, if the Award is not assumed or substituted for as provided in Section 17 of the Plan, your shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) payable to you in connection with this portion of the Award will be delivered to you as soon as practicable following the date on which such Transaction is consummated, within sixty (60) days of the consummation of the Transaction (or, if required for compliance with Section 409A, in accordance with the applicable deferral election and the provisions hereof that apply thereunder), subject to Section 13 hereof.

(y) Unvested Restricted Stock Units. With respect to then-unvested Restricted Stock Units subject to this Award, if such portion of the Award is not assumed or substituted for as provided in Section 17 of the Plan, such portion of the Award will vest 100% immediately prior to its termination pursuant to Section 17 of the Plan, and your shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) payable to you in connection with this portion of the Award will be delivered to you as soon as practicable following the date on which such Transaction is consummated, within sixty (60) days of the consummation of the Transaction (or, if required for compliance with 409A, in accordance with the applicable deferral election and the provisions hereof that apply thereunder), subject to Section 13 hereof.

If the Award is assumed or substituted for as provided in Section 17 of the Plan, such portion of the Award shall continue to vest (or remain outstanding if already vested) in accordance with the terms of this Agreement and the Plan and be delivered to you in accordance with the applicable deferral election and the provisions hereof that apply thereunder (subject to Section 13 hereof).

(ii) Retirement Eligibility. If this Award is subject to Section 409A by reason of your Retirement eligibility or any other reason, and you have not elected to defer receipt of your shares of Common Stock, then with respect to then-unvested Restricted Stock Units subject to this Award:

(x) If such portion of the Award is not assumed or substituted for as provided in Section 17 of the Plan, such portion of the Award will vest 100% immediately prior to its termination pursuant to Section 17 of the Plan, and all the shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) payable to you in connection with this portion of the Award will be delivered to you as soon as practicable following the date on which such Transaction is consummated, within sixty (60) days of the consummation of the Transaction (or, if required for compliance with Section 409A, on the same dates specified under the terms of this Agreement including, but not limited to, Sections 2 and 3 hereof), subject to Section 13 hereof.

(y) If such portion of the Award is assumed or substituted for as provided in Section 17 of the Plan, such portion of the Award shall continue to vest in accordance with the terms of this Agreement and the Plan and be delivered to you on the same dates specified under the terms of this Agreement (including, but not limited to Sections 2, 3 and 13 hereof).

(iii) Following Both Share Deferral and Retirement Eligibility. If your Award is subject to Section 409A by reason of your Retirement eligibility and you have elected to defer receipt of your shares of Common Stock, such that this Award is subject to Section 409A, the provisions of Section 14(a)(i) (“Section 409A Change of Control – Following Share Deferral”) shall apply.

(iv) No Deferral or Retirement Eligibility. If you are not eligible for Retirement such that your Award is not subject to Section 409A and have not elected to defer receipt of your shares of Common Stock, and this Award is otherwise exempt from Section 409A, the then-unvested Restricted Stock Units subject to this Award will be treated pursuant to Section 17 of the Plan, subject to the provisions of Section 13 hereof.

(b) Non-Section 409A Change of Control. In the event of a Transaction that does not qualify as a 409A Change of Control:

(i) Following Share Deferral. If you have elected to defer receipt of your shares of Common Stock such that this Award is subject to Section 409A:

(x) Vested Deferred Shares. With respect to the then-vested but deferred shares of Common Stock subject to this Award, regardless of whether such portion of the Award is or is not assumed or substituted for as provided in Section 17 of the Plan, the shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) payable to you in connection with this portion of the Award will be delivered to you on the same dates specified in your deferral election and the provisions hereof that apply thereunder (subject to Section 13 hereof).

(y) Unvested Restricted Stock Units. With respect to then-unvested Restricted Stock Units subject to this Award:

(1) If such portion of the Award is not assumed or substituted for as provided in Section 17 of the Plan, such portion of the Award will vest 100% immediately prior to its termination pursuant to Section 17 of the Plan, but the shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) payable to you in connection with this portion of the Award will be delivered to you on the same dates specified in your deferral election and the provisions hereof that apply thereunder (subject to Section 13 hereof), in each case regardless of any acceleration of the vesting of such Restricted Stock Units which may occur in connection with the Transaction.

(2) If such portion of the Award is assumed or substituted for as provided in Section 17 of the Plan, such portion of the Award shall continue to vest in accordance with the terms of this Agreement and the Plan and be delivered to you in accordance with the applicable deferral election and the provisions hereof that apply thereunder (subject to Section 13 hereof).

(ii) Retirement Eligibility. If this Award is subject to Section 409A by reason of your Retirement eligibility or any other reason, and you have not elected to defer receipt of your shares of Common Stock, then with respect to then-unvested Restricted Stock Units subject to this Award:

(x) If such portion of the Award is not assumed or substituted for as provided in Section 17 of the Plan, such portion of the Award will vest 100% immediately prior to its termination pursuant to Section 17 of the Plan, but the shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) payable to you in connection with this portion of the Award will be delivered to you on the same dates specified under the terms of this Agreement (including, but not limited to Sections 2, 3 and 13 hereof), regardless of any acceleration of the vesting of such Restricted Stock Units which may occur in connection with the Transaction.

(y) If such portion of the Award is assumed or substituted for as provided in Section 17 of the Plan, such portion of the Award shall continue to vest in accordance with the terms of this Agreement and the Plan and, regardless of any acceleration of the vesting of such Restricted Stock Units which may occur in connection with the Transaction, be delivered to you on the same dates specified under the terms of this Agreement (including, but not limited to Sections 2, 3 and 13 hereof).

(iii) Following Both Share Deferral and Retirement Eligibility. If this Award is subject to Section 409A by reason of your Retirement eligibility and you have elected to defer receipt of your shares of Common Stock, such that this Award is subject to Section 409A, the provisions of Section 14(b)(i) (“Non-Section 409A Change of Control – Following Share Deferral”) shall apply.

(iv) No Deferral or Retirement Eligibility. If you are not eligible for Retirement such that your Award is not subject to Section 409A and have not elected to defer receipt of your shares of Common Stock, and this Award is otherwise exempt from Section 409A, the then-unvested Restricted Stock Units subject to this Award will be treated pursuant to Section 17 of the Plan, subject to the provisions of Section 13 hereof.

15. Governing Law and Venue. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of California without regard to the conflict of law provisions, as provided in the Plan. Further, for purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

16. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Severability and Waiver. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Further, you acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Plan participant.

18. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19. No Advice. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of Common Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

20. Language. If Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

21. Country-Specific Appendix. Notwithstanding any provisions in this Agreement or the Plan, the grant of Restricted Stock Units shall be subject to any special terms and conditions as set forth in the Appendix to this Agreement for your country of residence. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

Applicable to grants on or after April 22, 2014